UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 7, 2021

FATHOM HOLDINGS INC.

(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation)

001-39412		82-1518164
(Commission File Number)		(IRS Employer Identification No.)

2000 Regency Parkway Drive, Suite 300, Cary, North Carolina 27518

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 888-455-6040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	FTHM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01	Entry into a Material Definitive Agreement.

On April 7, 2021, Fathom Holdings Inc. (the “Company”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among the Company; Fathom Merger Sub C, Inc., a Delaware corporation (“Merger Sub”); LiveBy, Inc., a Delaware corporation (“LiveBy”); the key stockholders named therein; and Cory Scott, an individual resident of the state of Nebraska, solely in the capacity as Stockholder Representative. Capitalized terms not defined herein are defined in the Merger Agreement.

Pursuant to the Merger Agreement, LiveBy will merge into the Merger Sub, with the Merger Sub continuing as the surviving corporation and a wholly-owned subsidiary of IntelliAgent, LLC, a Texas limited liability company and wholly-owned subsidiary of the Company (the “Merger”). Upon consummation of the Merger, the corporate existence of LiveBy will cease.

Pursuant to the Merger Agreement, the Company will pay a Merger Consideration of $3,000,000 in cash, as adjusted for Closing Cash Adjustments, as well as shares of the Company’s common stock having an aggregate value on the Closing Date of approximately $6,000,000. $150,000 of the cash portion of the Merger Consideration will be held back at Closing to support any Deficiency owed to the Company by the equity holders of LiveBy.

The Merger Agreement includes customary representations, warranties and covenants of the Company and LiveBy.

Each party’s obligation to consummate the Merger is subject to customary closing conditions as set out therein, including, among others, (i) subject to certain exceptions, the accuracy of the representations and warranties of the parties; (ii) the performance in all material respects by each of the parties of its covenants and agreements; and (iii) each party’s receipt of the Closing Deliverables. The Company’s specific obligation to consummate the Merger is subject to additional closing conditions to be met by LiveBy including, but not limited to, (i) confirmation that the number of Dissenting Shares is not in excess of 2% of the aggregate number of then issued and outstanding shares of any class of Capital Stock; (ii) receipt of certain third-party consents related to Material Contracts; (iii) LiveBy’s confirmation of termination of all agreements, documents, instruments or certificates required under the Merger Agreement to be terminated and (iv) the non-occurrence of a Material Adverse Effect.

The Merger Agreement includes certain termination rights for each of the Company and LiveBy.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement contains representations and warranties that the parties made to, and are solely for the benefit of, each other. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were made only as of the date of the Merger Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
2.1*	Agreement and Plan of Merger, dated April 7, 2021, by and among Fathom Holdings Inc., Fathom Merger Sub C, Inc., Liveby, Inc., the Key Stockholders named therein, and Cory Scott in the capacity as Stockholder Representative.

99.1	Press Release, dated April 8, 2021

*       The schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any schedule omitted from the Purchase Agreement to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FATHOM HOLDINGS INC.

Date: April 9, 2021	/s/ Marco Fregenal
Marco Fregenal
President and Chief Financial Officer